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Below is the transcript of a conference call that took place at
4:30 p.m. Eastern Time on October 7, 2010

Operator:  Greetings and welcome to the Nu Horizons Electronic Corporation Fiscal Year 2011 Second Quarter Earnings Conference Call.

At this time, all participants are in a listen-only mode.

A brief question-and-session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.

As a reminder, this conference is being recorded.

For the purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, our statements today may include certain forward-looking statements that include risks and uncertainties that could cause actual results to differ materially.  Such statements are based upon, among other things, assumptions made from information currently available to the management, including management’s own assessment of the Nu Horizons industry and competitive landscape.

It is now my pleasure to introduce your host, Martin Kent, President and Chief Executive Office of Nu Horizons Electronic Corporation.

Thank you, Mr. Kent.  You may now begin.

Mr. Martin Kent:  Thank you, operator.

Good afternoon and welcome to our second quarter fiscal 2011 financial results conference call.  Joining me on the conference call today from Nu Horizons management are Richard Schuster, Senior Executive Vice President and Chief Operating Officer, Kurt Freudenberg, Executive Vice President and Chief Financial Officer, and Kent Smith, President, Distribution Division and Executive Vice President.

Kurt will give an overview of the financials for the second quarter of fiscal 2011.  Following Kurt, I will review the company’s performance and trends in our industry.  We will then open the call to questions you may have.

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Before turning it over to Kurt, I would like to review an important development announced after the end of the quarter.

On September the 20th, 2010, Nu Horizons announced the signing of a definitive agreement providing for the acquisition of the company by Arrow Electronics in an all cash transaction.  Under the terms of the agreement, which has been approved by both boards of directors, on the closing of the transaction, Nu Horizons shareholders will receive $7 for each share of common stock they own.

This represents a significant premium for Nu Horizons shareholders based on the closing stock price of Nu Horizons immediately prior to the announcement of the deal and is at a price that our common shares have not sustained in nearly three years.  We believe that the transaction represents an excellent value for Nu Horizons shareholders and a compelling opportunity for our employees, customers and suppliers.

The transaction is subject to the approval of shareholders of Nu Horizons as well as customary closing conditions and regulatory approvals.  We expect to file shortly a preliminary proxy statement pertaining to the shareholder vote with the SEC.  The preliminary proxy statement will explain in details the reasons that the Board of Directors approved the transaction.

Once the proxy has been approved by the SEC, we’ve scheduled a special meeting of our shareholders to take place approximately 40 days after we mail the final proxy statement to our shareholders.  We intend to close the transaction promptly after the merger is approved by shareholders and after we receive any regulatory approvals, either in the fourth calendar quarter of 2010 or the first calendar quarter of 2011.

For our customers and suppliers, we believe that size and scale are very important and that the opportunity to become part of Arrow makes sense in terms of our ability to compete more effectively in today’s global marketplace.  We are pleased to become part of a leading global company with enhanced resources that are expected to best position Nu Horizons to continue to deliver industry leading value.

As many of you know, following the announcement of the merger, several law firms announced that they will conduct an investigation into the actions of the Board of Directors related to the merger.  Since that time, four separate class actions have been commenced in New York State Supreme Court, Suffolk County, alleging that the company’s individual directors breeched their fiduciary duties to the shareholders and that the company aided abetted such breech.  Each action generally seeks to enjoin the transactions and legal fees.

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The company intends to vigorously defend against these actions.  We do not anticipate that any of these actions will affect the timing of the completion of the merger.

I will now turn the call over to Kurt for a review of the financials.

Mr. Kurt Freudenberg:  Thank you, Martin.

Good afternoon, everyone.

Now, I’ll turn to the financials for the fiscal second quarter and six months ended August 31st, 2010.

Consolidated net sales for Q2 for fiscal year 2011 were $164,130,000 compared to $156,600,000 in the comparable period last year, a 4.8 percent increase.  We successfully concluded our Xilinx distribution agreement termination on June 5th, 2010, just five days into the second quarter of fiscal 2011.  Sales of the Xilinx products were $1,669,000 for this period as compared to $49,589,000 for the second quarter of fiscal 2010 and $60,749,000 for the first quarter of fiscal 2011.

For the remainder of this call, we will discuss all sales and booking amounts excluding Xilinx for prior fiscal periods for better comparability.

Consolidated net sales for Q2 for fiscal year 2011 were $162,461,000 compared to $107,011,000 in the comparable period last year, a 51.8 percent increase.  Sequential quarterly sales increased $12,448,000 or 8.3 percent over the first quarter fiscal 2011.

For the six months ended August 31st, 2010, consolidated net sales increased to $312,474,000, a 52.2 percent increase from $205,263,000 in the comparable period last year.

The consolidated gross profit margin for the second quarter of fiscal 2011 was 15.8 percent, an improvement from 15.3 percent in both the same period last year and the first quarter of fiscal 2011.

Second quarter 2011 selling, general and administrative expenses as a percentage of sales decreased to 14.2 percent in Q2 compared to 14.6 percent for the comparable prior period, and for the six months decreased to 12.8 percent from 14.6 percent in the prior year.  The dollar increases in both the three and six month periods are primarily related to increased selling expenses associated with higher sales and higher professional fees offset by lower provision for doubtful accounts.

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Interest expense increased for the three and six months ended August 31st, 2010 as compared to the yearly periods primarily due to higher average borrowings due to increased sales and higher rates.

Net income for the three months ended August 31st, 2010 was $1,156,000 or 6 cents per diluted share as compared to net income of $543,000 or 3 cents per diluted share for the three months ended August 31st, 2009.  For the six months ended August 31st, 2010, net income was $4,530,000 or 25 cents per diluted share compared to a net loss of $401,000 or 2 cents per share in the prior year.

The company continues to have a strong balance sheet.  At August 31st, 2010, the company had $174,465,000 of working capital.  Our current ratio is 3.5 to 1 and our bank debt to equity ratio is .21 to 1.

Cash on hand was $20,508,000, an increase of $14 million from the beginning of the fiscal year.  The bank debt was $32,353,000, a decline of 6.8 million from  February 28th, 2010.  And the company had $46,311,000 cash available under all its bank facilities.  Additionally, the company generated approximately $21 million of cash from operations through August 31st, 2010.

On September 14th, 2010, the company entered into a settlement agreement with Lazar, Levine and Felix, LLP and related parties in connection with the settlement of the company’s arbitration proceedings related to the company’s restatement of certain prior period financial statements.  Lazar, Levine and Felix previously served as the company’s independent public accounting firm until January 4th, 2008.  Pursuant to the settlement agreement, the company was paid $1.9 million, which will be recorded in Q3 of fiscal 2011.

Now, I will turn the call back to Martin.

Mr. Martin Kent:  Thank you, Kurt.

Following on from Kurt’s presentation, please note that all references made to book-to-bill ratio, booking and billing numbers and gross margin will exclude Xilinx for this and all prior quarters.

I am pleased to be able to report that during the quarter, Nu Horizons has made meaningful progress towards our goal of improving profitability.  Our strategy involves a drive to improve the gross margin generated in two ways - first, by increasing the gross margin percent, and secondly, by improving our internal processes so that we can transact an increased level of revenue without the need to correspondingly increase our SG&A expense.

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Our gross margin percent grew from 15.3 percent in Q1 to 15.8 percent in Q2 with positive contribution from both our active and passive component businesses.  Our gross margin dollars grew by 11.9 percent Q2 over Q1 and our operating expense reduced 6.7 percent Q2 over Q1.  This improvement in gross margin has resulted in Nu Horizons being able to report operating income of 1.6 percent and earnings per share of 6 cents despite the loss of the Xilinx revenue reported in Q1.

Nu Horizons has continued to receive strong support from both its suppliers and customers, and this combined with the excellent performance of its employees, has resulted in a sales growth of 51.8 percent Q2 ’11 over Q2 ’10 and 8.3 percent growth Q2 ’11 over Q1 ’11.  The book-to-bill ratio has remained positive in Q2 ’11 at 1.12 to 1, and although this is a reduction from the 1.22 to 1 reported in Q1, the decline is due to the increase in billings, not a reduction in the value of the bookings.

A reduction in book-to-bill is common in a market that is experiencing rapid growth and extended lead time on products as we have in the last three quarters.  You may initially experience high book-to-bill ratios as customers react and place higher quantity backlogs for longer periods.  And then, as the billings increase to reflect this, the book-to-bill ratio may decrease even though the dollar value of both continues to grow.

I will now review each individual region for our active component business.

In North America, our sales grew 34.3 percent Q2 ’11 over Q2 ’10 and 9.3 percent Q2 ’11 over Q1 ’11.  The book-to-bill ratio in Q2 ’11 was 1.22 to 1, which when combined with the positive bookings in Q1 gives a ratio of 1.17 to 1 for the first half of ’11.

This growth is a combination of increased customer demand, the successful introduction of new franchises into the region and design wins generated in previous months now turning into billings.  The book-to-bill ratio in September was even at 1 to 1.

In Asia Pacific, our sales grew 79.7 percent Q2 ’11 over Q2 ’10 and 6.7 percent Q2 ’11 over Q1 ’11.  After a very strong book-to-bill ratio in Q1, we experienced a slowdown during Q2 with a ratio of 0.96 to 1.  However, our ratio for the first half of ’11 was 1.13 to 1 and we have seen a recovery in our bookings during September with a positive ratio of 1.06 to 1.  This significant growth in sales is a combination of a successful program of generating local design wins and an increase in customer demand.

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 In Europe, our sales grew 55.2 percent Q2 ’11 over Q2 ’10 and 13.9 percent Q2 ’11 over Q1 ’11.  The book-to-bill ratio in Q2 ’11 remains strong at 1.27 to 1, resulting in a 1.29 to 1 ratio for the first half of ’11.

As in North America, our improved performance in Europe is a combination of new franchise introduction, stronger customer demand and previous design wins now turning into revenue.

A week performance in our Nordic business resulted in a September European book-to-bill ratio of 0.98 to 1.  However, both the UK and Germany remain positive with ratios of 1.03 to 1 and 1.11 to 1 respectively.

With regard to our Passive Division, NIC Components, the second quarter of fiscal 2011 saw revenues 8.8 percent higher than Q1 ’11 and 63.3 percent higher than Q2 ’10 with a positive book-to-bill ratio of 1.02 to 1.  Gross margins continued to increase slightly.

Design and quoting activity remains strong for many market segments.  Generally speaking, we believe that industry pricing for passive components has stabilized with the exception of Tantalum and large size aluminum capacitors.  Lead times started to improve, which we believe contributed to the modest slowdown in bookings.  Consumption is still consistent at our customers, but due to heavy pipelining in the first quarter, some inventory was built up in the channel.  We expect this inventory will be worked down in our third quarter.

NIC continues to market high reliability products for longer life and critical applications.  NIC’s product portfolio and supply base is geared for future technology and quality demands.

During the earnings call we held in Q1 ’11, we advised you that our systems division had entered into discussions with Sun Microsystems, now part of Oracle, relating to the non-renewal of their supplier distributor relationship following Oracle’s acquisition of Sun but that the timing of the termination had not been determined.  During Q2, it was confirmed that this termination will be effective November 30th, 2011.

Whilst this will obviously have a negative impact on our revenue line since sales of Sun Oracle products for the first half of ’11 were $14 million, following an associated SG&A reduction, the impact on our net income will be minimal.

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Q2 has been a strong quarter for Nu Horizons with growth in all the key areas of revenue, margin and operating income and a tight control on SG&A expense.  Our balance sheet has strengthened and our net debt has reduced to just under $12 million.

Our bookings in our component divisions have remained positive throughout the quarter following on from a strong Q1 book level and the trend has continued in September.  As demonstrated by our Q2 results, Nu Horizons has the ability to be a profitable business, even if the growth in the market were to slow and demand settled at the level it is today.

We have new franchises in all regions that continue to give us growth and we are maintaining our drive to secure design wins today that create the platform for tomorrow’s revenue.

This concludes the presentation of our prepared remarks.  We will now pass the call back to the operator so that we may open the conference call to any questions you may have.

Operator:  Thank you.

We’ll now be conducting a question and answer session.

If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in question queue.  You may press star, two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment please while we poll for questions.

Our first question comes from Matt Sheerin from Stifel Nicolaus.

Mr. Matt Sheerin:  Yes, thanks, and good afternoon.

Martin, just a couple questions regarding the numbers, and I appreciate the granularity you gave in terms of your business.  You talked about sequential growth in the different businesses.  Is that excluding the impact of Xilinx?

Mr. Martin Kent:  Yeah.  So, all the numbers I referred to and I said was absolutely excluding Xilinx.

Mr. Matt Sheerin:  Okay, okay, great.

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So, you saw--so, the sequential growth in--from Q1 to Q2 in North America, what was that number again?  Was it 9.3?

Mr. Martin Kent:  I’m just looking now, but I believe it--it was 9.3, yeah.

Mr. Matt Sheerin:  9.3, okay.

And then, the book-to-bill--sounds like the book-to-bill slowed down and it was just around--in the month of September is 1.1.  Is that correct?

Mr. Martin Kent:  In North America, that’s correct.

Mr. Matt Sheerin:  Okay, okay.

And then, just--and I know that you benefited on the gross margin side from mix and Xilinx--.

Mr. Martin Kent:  --Yeah--.

Mr. Matt Sheerin:  --And Sun.  But, are you getting any benefit because of the price, the environment, the supply demand environment where you’re seeing premium pricing that might not last if lead times and bookings slow down at some point?

Mr. Martin Kent:  I would say that’s very limited.  There is the odd opportunity where we have had the opportunity maybe to raise prices because the manufacturers raised the incoming price to us, but it’s been only one or two manufacturers and it’s been at this sort of 5 percent level.  It’s not been significant.

Mr. Matt Sheerin:  Okay, okay, great.

And then, it sounds like in Asia, you saw a bit of a dip in August, but that’s come back in September.

Mr. Martin Kent:  Yeah.

Mr. Matt Sheerin:  What markets or what areas of strength are you seeing there?

Mr. Kent Smith:  Yeah.  So, Matt, it’s Kent Smith.

Mr. Matt Sheerin:  Yeah, hi, Kent.

Mr. Kent Smith:  Hi.

The--from a strength standpoint, we’ve seen both demand creation [unintelligible] creation that we’re working increasing.  I mean, the percentage and the amount of our business is relatively broad customer-wise.

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Where we saw a slowdown was the 3G side of the business.  The 3G build out and investment that was in play in China, in particular, we did see that slow down.  We’ve seen a relatively broad pickup in other markets.

Mr. Matt Sheerin:  Okay, okay.

And then--and on the Passive business, it sounds like things have slowed a little bit as lead times have come in.  Just in terms of the business overall, usually at this kind of cycle, companies or distributors tend to see cancellations.  Have you ever--have you seen any signs that cancellations have picked up or--you know, from customers broadly speaking, or no?

Mr. Martin Kent:  Certainly on the active component side, I would say definitely no and I’ll let Rich answer for you on the passive side.

Mr. Richard Schuster:  On the passive side, you’re right, Matt, that lead times have come in considerably except for Tantalum and large size aluminums.  We haven’t seen dramatic cancellations - some push outs, but nothing dramatic.

Mr. Matt Sheerin:  Okay, okay.

And on the acquisition, Martin, do you have any--a sense of the Nu Horizons brand, how--will that currently exist, will the company be--you know, have a--be run as a second separate marketing arm or anything like that or you don’t know yet?

Mr. Martin Kent:  No, the position today, Matt, is that we continue to operate as competitive companies.

Mr. Matt Sheerin:  Okay.  Okay, great.  Thanks, and congratulations on the acquisition.

Mr. Martin Kent:  Thank you.

Operator:  Thank you.

Once again, if you do have a question, please press star, one at this time.

Again, that is star, one to ask a question.

It appears we have no further questions at this time.  I would like to turn the floor back over to management for closing comments.

Mr. Martin Kent:  Thank you.

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I would like to thank everyone for participating on this conference call.  We welcomed your questions and look forward to the next conference call.  Until that time, please feel free to call us if you have any questions regarding our financial performance.

We encourage you to read the proxy statement and any other documents that we file with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed merger with Arrow.

Thank you and have a good day.

Operator:  Thank you.

A replay of today’s call will be available today beginning at 7:30 PM Eastern time and will be available until October 14th by dialing 877-660-6853 and 201-612-7415.  The pass codes are account number 374 and conference ID number 356784.  Please note, both numbers are required for playback.

This concludes today’s presentation.  Thank you for your participation.

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Additional Information and Where to Find It

In connection with the proposed merger between Nu Horizons Electronics Corp.  (the “Company”) and Arrow Electronics, Inc. (“Arrow”) pursuant to an Agreement and Plan of Merger dated September 19, 2010, the Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement for the stockholders of the Company, and each of the Company and Arrow may file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about the Company and Arrow at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents when they become available by directing a request by mail or telephone to Nu Horizons Electronics Corp., 70 Maxess Road, Melville, New York 11747, Attention: Corporate Secretary, (631) 396-5000. Information about the Company’s directors and executive officers and other persons who may be participants in the solicitation of proxies from the Company’s stockholders is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on June 14, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement that the Company intends to file with the SEC.